June 17, 2016

Northern Lights Fund Trust III

4020 South 147th Street

Omaha, NE 68137

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 247 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the "Registration Statement"), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 247 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 247 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

MW/JMS

710719.40

EXHIBIT A

1	ACM Dynamic Opportunity Fund
2	Absolute Capital Asset Allocator Fund
3	Absolute Capital Defender Fund
4	Boyd Watterson Limited Duration Enhanced Income Fund
5	Cane Alternative Strategies Fund
6	Counterpoint Tactical Equity Fund
7	Counterpoint Tactical Income Fund
8	Cozad Small Cap Value Fund
9	Discretionary Managed Futures Strategy Fund
10	Footprints Discover Value Fund
11	Good Harbor Tactical Core Developed Markets Fund
12	Good Harbor Tactical Core Emerging Markets Fund
13	Good Harbor Tactical Equity Income Fund
14	Good Harbor Tactical Core US Fund
15	Good Harbor Tactical Core US II Fund
16	HCM Dividend Sector Plus Fund
17	HCM Tactical Growth Fund
18	Issachar Fund
19	Leland Currency Strategy Fund
20	Leland International Advantage Fund
21	Leland Thomson Reuters Private Equity Index Fund
22	Leland Thomson Reuters Venture Capital Index Fund
23	Marathon Value Portfolio
24	Newfound Multi-Asset Income Fund
25	Newfound Risk Managed Global Sectors Fund
26	Newfound Risk Managed U.S. Sectors Fund
27	Newfound Total Return Fund
28	Persimmon Long/Short Fund
29	Pinnacle Sherman Multi-Strategy Core Fund
30	Pinnacle Sherman Tactical Allocation Fund
31	Raylor Managed Futures Strategy Fund
32	RESQ Dynamic Allocation Fund
33	RESQ Strategic Income Fund
34	Roge Partners Fund
35	Swan Defined Risk Fund
36	Swan Defined Risk Emerging Markets Fund
37	Swan Defined Risk Foreign Developed Fund
38	Swan Defined Risk US Small Cap Fund
39	Tactical Asset Allocation Fund
40	Teton Valley Fund
41	The Teberg Fund
42	United Master Works Income Fund